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                     September 20, 2023

       Ernest Garcia, III
       Chief Executive Officer
       Carvana Co.
       300 E. Rio Salado Parkway
       Tempe, Arizona 85281

                                                        Re: Carvana Co.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 1-38073

       Dear Ernest Garcia:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services